Lawson Products Reports First Quarter 2016 Results

Posts net income of $1.0 million, $0.11 per diluted share

CHICAGO, April 28, 2016 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the first quarter ended March 31, 2016.

“We have started 2016 with a solid first quarter,” said Michael DeCata, president and chief executive officer. "Sequentially, we realized improvements in our key customer metrics and our financial metrics including average daily sales, sales per rep per day, gross margin percentage and adjusted operating income. These results were achieved despite ongoing softness in the industrial market, the unfavorable Canadian exchange rate and continuing slow demand in the energy sector. And, while our adjusted operating income declined as compared to a year ago, it was directly driven by expenses associated with our sales force expansion, the weaker Canadian dollar and infrastructure enhancements."

Growth remains our major focus as we continue to increase the number of sales representatives, integrate recent acquisitions, seek new acquisitions and drive for rep productivity. Near the end of the quarter, we completed a small acquisition consisting of 4 sales reps that contributed to our quarter end total rep count of 960. This is a net addition of 23 sales reps for the quarter compared to 21 for all of 2015. We're confident that our continued investments in our sales organization will produce future benefits for the Company,” continued Mr. DeCata.

First Quarter Highlights

•	Net sales of $69.7 million compared to $69.9 million a year ago with one additional selling day in 2016

•	Net income of $1.0 million or $0.11 per diluted share compared to a loss of $1.4 million or ($0.16) per diluted share a year ago

•	Operating income of $1.2 million in the first quarter of 2016 compared to an operating loss of $0.9 million in the first quarter of 2015

•	Ended the quarter with 960 sales representatives, a net increase of 23 since year-end

•	Ended the quarter with $10.1 million of available cash on hand

•	Completed the acquisition of Perfect Products Company of Michigan

First Quarter Results

Net sales for the first quarter of 2016 were $69.7 million versus $69.9 million a year ago. Sales were impacted by a general slow-down in the MRO marketplace, continued weak demand from customers in the oil and gas industry and a decline in the Canadian dollar from a year ago. This overall decrease was partially offset by continued growth in the Kent Automotive Division as well as in many strategic accounts. Excluding the effect of the further decline in the demand from oil and gas customers and the decrease in the Canadian exchange rate, adjusted net sales were $71.2 million or an increase of 1.8% over the prior year (See reconciliation in Table 1). Average daily sales increased sequentially 2.3% over the fourth quarter of 2015; however, decreased 1.9% to $1.089 million from $1.110 million in the previous year quarter. The first quarter of 2016 had 64 selling days compared to 63 in 2015.

Gross profit as a percentage of sales was 60.9% in the first quarter of 2016 compared to 61.3% in the first quarter of 2015. The decrease in gross margins from a year ago quarter was primarily due to higher labor and freight costs from implementing a new inventory forecasting process that commenced in late 2015. However, we are beginning to realize the anticipated benefits of this investment as evidenced by the 73 basis point improvement in gross margins from the fourth quarter. Product margins remained relatively consistent versus a year ago.

Selling expenses decreased $1.6 million to $22.8 million in the first quarter of 2016 compared to $24.4 million in the prior year quarter and decreased to 32.6% as a percent of sales compared to 34.9% in 2015. This decrease was primarily due to $1.9 million of costs related to a North American sales meeting held in February 2015 that was not held in 2016 partially offset by our investment in newly hired sales representatives. General and administrative expenses decreased to $18.5 million in the first quarter of 2016 from $19.4 million in the prior year quarter reflecting a higher benefit from stock-based compensation compared to a year ago and lower severance expense. Excluding stock-based compensation and severance expense, general and administrative expenses were approximately flat versus a year ago.

Operating income improved to $1.2 million compared to an operating loss of $0.9 million a year ago. Excluding certain non-operational and non-recurring items, adjusted non-GAAP operating income was $0.2 million in the first quarter of 2016 compared to $1.0 million a year ago (See reconciliation in Table 2) and a loss of $0.1 million in the fourth quarter of 2015. The decrease as compared to a year ago was driven by slightly lower gross margins and increased selling expenses as we continue to invest in newly hired sales reps.

Net income for the first quarter of 2016 improved to $1.0 million, or $0.11 per diluted share, as compared to a net loss of $1.4 million, or ($0.16) per diluted share, for the same period a year ago. The 2015 net loss was primarily driven by the pre-tax $1.9 million expense for a North American sales meeting that was not held in 2016.

Lawson ended the first quarter with $10.1 million of available cash and $2.2 million outstanding on its revolving credit facility, with additional borrowing capacity of $31.4 million under the facility.

"In what remains a challenging environment, our first quarter results were solid as we continued to invest in the sales organization. Despite continued decline in US manufacturing, we will continue to build for the future by adding to our sales force, improving our rep productivity, pursuing acquisitions that fit our business model and driving operational efficiencies," concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss first quarter 2016 results at 9:00 a.m. Eastern Time on April 28, 2016. The conference call is available by direct dial at 1-866-320-0174 in the U.S. or 1-785-424-1631 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through May 31, 2016. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 10018. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through May 31, 2016.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With five strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2015, Form 10-K filed on February 18, 2016. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net sales	$69,711	$69,904
Cost of goods sold	27,252	27,021
Gross profit	42,459	42,883

Operating expenses:
Selling expenses	22,753	24,401
General & administrative expenses	18,537	19,429
Operating expenses	41,290	43,830

Operating income (loss)	1,169	(947)

Interest expense	(166)	(136)
Other income (expense), net	123	(233)

Net income (loss) before income taxes	1,126	(1,316)
Income tax expense	109	55

Net income (loss)	$1,017	$(1,371)

Basic income (loss) per share of common stock	$0.12	$(0.16)

Diluted income (loss) per share of common stock	$0.11	$(0.16)

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$10,068	$10,765
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	31,012	27,231
Inventories, net	43,800	44,095
Miscellaneous receivables and prepaid expenses	4,281	3,667
Total current assets	89,961	86,558

Property, plant and equipment, net	34,008	35,487
Cash value of life insurance	8,475	10,245
Deferred income taxes	51	51
Other assets	2,008	753
Total assets	$134,503	$133,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$2,230	$925
Accounts payable	10,800	9,370
Accrued expenses and other liabilities	22,829	26,048
Total current liabilities	35,859	36,343

Security bonus plan	14,459	14,641
Financing lease obligation	8,310	8,539
Deferred compensation	4,390	4,626
Deferred rent liability	3,925	3,912
Other liabilities	4,043	3,769
Total liabilities	70,986	71,830

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,796,264 shares Outstanding - 8,771,120 shares	8,796	8,796
Capital in excess of par value	10,156	9,877
Retained earnings	44,589	43,572
Treasury stock – 25,144 shares	(515)	(515)
Accumulated other comprehensive income	491	(466)
Total stockholders’ equity	63,517	61,264
Total liabilities and stockholders’ equity	$134,503	$133,094

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Tables1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2016, March 31, 2015 and December 31, 2015. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET SALES
(Amounts in thousands)
(Unaudited)
	Three Months Ended March 31,
	2016	2015

Net sales, as reported per GAAP	$69,711	$69,904

Decrease in direct sales to oil and gas customers (1)	937	—
Impact of Canadian exchange rate	545	—
Adjusted non-GAAP net sales	$71,193	$69,904

Percentage increase in non-GAAP net sales	1.8%

(1)	Represents net decrease over prior period in sales to direct oil and gas customers as defined by Standard Industry Classification ("SIC") codes

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)
(Amounts in thousands)
(Unaudited)
	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015

Operating income (loss), as reported per GAAP	$1,169	$(947)	$(2,985)

Stock-based compensation (1)	(1,217)	(541)	1,693
Severance expense	204	571	280
North American sales meeting expense (2)	—	1,889	—
Environmental reserve (3)	—	—	931
Loss on disposal of assets	—	—	9
Adjusted non-GAAP operating income	$156	$972	$(72)

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(2)    Expense does not include the North American sales meeting impact on sales and gross margin

(3)	Amount recorded in the three months ended December 31, 2015 relates to estimated future remediation of an environmental matter at the Decatur, Alabama property

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015	Mar. 31, 2015

Number of business days	64	61	64	64	63

Average daily net sales	$1,089	$1,065	$1,098	$1,105	$1,110
Sequential quarter increase (decrease)	2.3%	(3.0)%	(0.6)%	(0.5)%	(3.6)%

Average active sales rep. count (1)	949	931	917	912	911
Period-end active sales rep. count	960	937	925	920	917

Sales per rep. per day	$1.148	$1.144	$1.197	$1.212	$1.218
Sequential quarter increase (decrease)	0.3%	(4.4)%	(1.2)%	(0.5)%	(4.0)%

Net sales	$69,711	$64,961	$70,243	$70,726	$69,904
Gross profit	42,459	39,091	43,342	43,808	42,883

Gross profit percentage	60.9%	60.2%	61.7%	61.9%	61.3%

Operating expenses
Selling, general & administrative expenses	$41,290	$41,145	$40,532	$40,565	$43,830
Other expenses, net (2)	—	931	—	—	—
	41,290	42,076	40,532	40,565	43,830

Operating income (loss)	$1,169	$(2,985)	$2,810	$3,243	$(947)

(1)	Average active sales representative count represents the average of the month-end sales representative counts.

(2)	The three months ended December 31, 2015 includes $0.9 million related to estimated future remediation of an environmental matter at the Decatur, Alabama facility.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665